EXHIBIT 16.1

May 7, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of RathGibson, Inc.'s Form 8-K dated May 7, 2008, and we have the following comments:

1.

We agree with the statements made in the first, second and third paragraphs.

2.

We have no basis on which to agree or disagree with the fourth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin